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                                 ALLERGAN, INC.

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE





Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:


                                                                        Three Months           Six Months
                                                                            Ended                 Ended
                                                                        June 30, 1994         June 30, 1994
                                                                        -------------         -------------
        (000's, except per share amounts)

         Weighted average number of shares
           outstanding during the period                                    63,214                63,513

         Weighted average number of additional
           shares issuable in connection with
           dilutive stock options based upon
           use of the treasury stock method
           and average market prices                                           277                   255
                                                                           -------               -------
         Weighted average number of common shares
           including common stock equivalents                               63,491                63,768
                                                                           =======               =======
         Net earnings for the period                                       $23,542               $45,709
                                                                           =======               =======
         Primary earnings per common share                                 $  0.37               $  0.72
                                                                           =======               =======